Company Contact:               Maggie Feeney
Executive Vice President and
Chief Financial Officer
Cache, Inc.
(212) 575-3206
FINAL
Investor Relations:              Allison Malkin
ICR, Inc.
(203) 682-8225

CACHE REPORTS SECOND QUARTER FISCAL 2012 RESULTS
Second Quarter Comparable Store Sales Increase 4.7%

New York, New York – August 14, 2012 – Cache, Inc., (NASDAQ: CACH), a specialty chain of women’s apparel stores, reported results for the thirteen (“second quarter”) and twenty-six week periods (“first six months”) ended June 30, 2012.

For the 13-week period ended June 30, 2012:
●
Net sales increased 2.3% to $61.6 million from $60.3 million in the second quarter of fiscal 2011. Comparable store sales increased 4.7%, which compares to an increase of 6.0% in the second quarter of fiscal 2011;

●	Gross profit decreased 4.1% to $26.4 million, or 42.8% of net sales, from $27.5 million, or 45.7% of net sales, in the second quarter of fiscal 2011;
●	Operating income totaled $1.7 million, as compared to $4.2 million in the second quarter of fiscal 2011; and
●	Net income totaled $1.0 million, or $0.08 per diluted share, as compared to net income of $2.8 million or $0.22 per diluted share in the second quarter of fiscal 2011.

Thomas Reinckens, Chairman and Chief Executive Officer, commented: “Our second quarter results included positive comparable store sales, ongoing strength in dresses, and a more than doubling of e-commerce sales.  However, earnings were disappointing, driven by a weak response to our sportswear offerings.  We have taken the appropriate actions necessary to clear seasonal inventory, which is expected to negatively impact margins in the third quarter.  That said, we expect to continue our positive momentum in dresses and generate improvement in our sportswear sales, as we infuse a better balance of color and neutrals to our offerings.  This coupled with our heightened focus on expense discipline that includes $1.8 million in expected annual savings will assist us in improving our performance.”

For the 26-week period ended June 30, 2012:

●
Net sales increased 4.7% to $117.6 million from $112.4 million in the first six months of fiscal 2011.  Comparable store sales increased 6.9%, as compared to a increase of 6.8% in the first six months of fiscal 2011;

●	Gross profit decreased 1.7% to $48.6 million, or 41.3% of net sales, from $49.4 million, or 44.0% of net sales, in the first six months of fiscal 2011;

●	Operating loss totaled $346,000, as compared to an operating income of $2.9 million in the first six months of fiscal 2011; and
●	Net loss was $177,000 or ($0.01) per diluted share, as compared to a net income of $2.0 million, or $0.16 per diluted share in the first six months of fiscal 2011;

Gross profit for the second quarter of fiscal 2012 was $26.4 million, or 42.8% of net sales, compared to $27.5 million, or 45.7% of net sales, in the second quarter of fiscal 2011. For the first six months of fiscal 2012, gross profit was $48.6 million, or 41.3% of net sales, compared to $49.4 million, or 44.0% of net sales in the first six months of fiscal 2011. The decrease in gross margin for the second quarter and first six months of fiscal 2012 was primarily driven by an increase in markdowns and internet fulfillment and delivery expenses, partially offset by an increase in initial mark-up and a decline in occupancy costs as a percentage of net sales, as compared to the prior year.

In total, operating expenses for the second quarter of fiscal 2012 were $24.7 million, or 40.0% of net sales, as compared to $23.4 million, or 38.8% of net sales, in the second quarter of fiscal 2011. For the first six months of fiscal 2012, operating expenses were $48.9 million, or 41.6% of net sales, compared to $46.5 million, or 41.4% of net sales, in the first six months of fiscal 2011. The increase in operating expenses for the second quarter and first six months of fiscal 2012 were driven by increased marketing and e-commerce related expense. In addition, as compared to last year, professional fees increased primarily due to a $450,000 legal fee reimbursement that positively impacted last year’s second quarter.

At June 30, 2012, cash and marketable securities totaled $24.4 million, as compared to $27.3 million in cash and marketable securities at July 2, 2011. Total inventory at cost increased 21.3% at quarter end from the prior year period.

A table summarizing financial results follows:

	Twenty-Six Weeks Ended		Thirteen Weeks Ended
	June 30,	July 2,	June 20,	July 2,
	2012	2011	2012	2011
	($ thousands, except for per share data, share numbers and store count)
Net sales	$117,628	$112,365	$61,633	$60,266
Operating income (loss)	(346)	2,899	1,677	4,159
Net income (loss)	(177)	2,027	1,031	2,799

Basic earnings (loss) per share	$(0.01)	$0.16	$0.08	$0.22
Diluted earnings (loss) per share	$(0.01)	$0.16	$0.08	$0.22

Basic weighted average shares outstanding	12,877,000	12,822,000	12,880,000	12,827,000

Diluted weighted average shares outstanding	12,877,000	12,861,000	12,928,000	12,873,000

Number of stores open at end of period	264	280	264	280

Store Opening Plans

During the second quarter, the Company opened one store and closed five existing locations, ending the period with 264 stores in operation.  For fiscal 2012, the Company expects to open no new additional stores and close one additional location, ending the year with approximately 263 locations and 532,000 square feet in operation.

Third Quarter Fiscal 2012 Outlook

For the third quarter of fiscal 2012, the Company currently expects comparable store sales to increase in the low-to-mid single digit range, following an increase of 5.7% in the third quarter of fiscal 2011. The Company currently expects third quarter fiscal 2012 net loss per diluted share in the range of $0.22 to $0.25.  This compares to a net loss per diluted share of $0.14 in the third quarter of fiscal 2011.

Conference Call Information

The Company announced that it will conduct a conference call to discuss its second quarter fiscal 2012 results today, August 14, 2012, at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.cache.com. A replay of this call will be available at 12:00 p.m. ET on August 14, 2012 and remain active until 11:59 p.m. ET on August 21, 2012.  The replay can be accessed by dialing (877) 870-5176 and entering confirmation code 398482.

About Cache, Inc.

Cache is a nationwide, mall-based specialty retailer of sophisticated sportswear and social occasion dresses targeting style-conscious women who have a youthful attitude and are self-confident. The Company currently operates 263 stores, primarily situated in central locations in high traffic, upscale malls in 42 states, the Virgin Islands and Puerto Rico.

Forward-Looking Statements

Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, industry trends, merchandise and fashion trends, competition, seasonality, changes in general economic conditions and consumer spending patterns, the ability to successfully open new stores, reliance on foreign manufacturers and dependence on management and vendors and distributors, as well as other risks outlined from time to time in the filings of Cache, Inc. with the Securities and Exchange Commission. Cache, Inc. assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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